Exhibit 99.1

Genelabs Technologies Raises $2.7 Million in Private Placement Financing

REDWOOD CITY, Calif., August 1, 2003 — Genelabs Technologies, Inc. (Nasdaq:GNLB) announced today that it has completed the sale of 1,666,667 shares of its common stock to one institutional investor at a price of $1.595 per share, for gross proceeds of $2,658,333. In connection with the sale, Genelabs also issued to the investor warrants to purchase an additional 1,666,667 shares of Genelabs common stock at an exercise price of $1.50 per share. SG Cowen Securities Corporation acted as placement agent in the transaction.

The common stock and the warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration statement or exemption from registration.